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                                                                    Exhibit 10.2

                         -Infonautics, Inc. letterhead-

June 22, 1999

VIA FAX (215) 619-9521 AND OVERNIGHT CARRIER

Joel F. Sussman
Chief Financial Officer
CDnow, Inc.
1005 Virginia Drive
Fort Washington, PA  19034

Dear Joel:

As you know, Infonautics acknowledged in a letter dated February 2, 1999, a copy of which is attached hereto, that it owed N2K the amount of $405,553.45 as of December 31, 1998 under the Agreement of Termination and Assignment dated October 30, 1992 (the "Contract")*. Intending to be legally bound hereby,
CDnow, Inc. and Infonautics agree to amend the payment terms of the Contract as set forth in this letter and Infonautics has agreed to pay the total amount owed under the Contract as of December 31, 1998 and all amounts which become due under the Contract thereafter, to CDnow, Inc., as the successor-in-interest to N2K, Inc., in accordance with the following schedule:

         (1) Infonautics issued a check dated April 9, 1999 to CDnow in the amount of $100,000. CDnow acknowledges receipt of this check and payment of this $100,000 from Infonautics.

         (2) Infonautics agrees to a monthly payment stream of $50,000 per month, to be paid on the 15th of every successive month, starting May 15th. CDnow acknowledges receipt of and payment by Infonautics of $50,000 for May 15, 1999.

         (3) In the event that Infonautics has a strategic investment or change of control, all amounts owed to CDnow through the date of the closing of such "strategic event", including without limitation any portion of the $405,537.45 which has not been paid (but not beyond) shall be due within 15 days of closure of that "strategic event." A strategic event is defined for purposes of this letter only as either a transfer of 40 percent or more of Infonautics common stock or an investment of $5 million or more in Infonautics.



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* The Contract was originally made between Telebase Systems, Inc. and two individuals, Marvin I. Weinberger and Lawrence A. Husick. Each individual subsequently assigned all of his rights under the Contract to Infonautics Corporation (since renamed Infonautics, Inc.). Telebase Systems, Inc. subsequently assigned all of its rights under the Contract to N2K, Inc. CDnow, Inc. is the successor-in-interest to N2K, Inc. under the Contract.



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Joel F. Sussman
June 22, 1999
Page Two


         (4) All outstanding receivables accrued based on the Contract through October 15th (including without limitation amounts owed for the quarter ended June 30, 1999) shall become due and payable on that date.

         (5) Infonautics will pay amounts which become due after October 15, 1999 in a timely fashion as required by the terms of the Contract.

         (6) If there is no overdue receivable as of 12/31/99, there is no interest due on the above payments. However, if all outstanding amounts owed to CDnow (including without limitation amounts owed for the quarter ended September 30,
                  1999) are not paid in full by 12/31/99, interest at the rate of 10 percent per annum shall become immediately due and payable and shall continue thereafter to accrue on all such amounts which were overdue at such time (or which become overdue in the future), including without limitation, each of the four quarterly amounts set forth in the attached February 2, 1999 letter. On each overdue amount, this interest shall accrue from the date such amount first became overdue until the date such amount was, or is, paid in full. For purposes of this letter, overdue is defined as not paid within thirty (30) days after the original due date. In the event that there is an overdue balance after 12/15/99, CDnow will notify Infonautics of such at least 3 working days prior to 12/31/99.

         (7) In the event any of the above payments are not made when due, all amounts owed to date, including without limitation any portion of the $405,533.45 which has not been paid, shall become immediately due and payable plus interest on any overdue amounts at the rate and as calculated under Paragraph 6 of this letter.

Sincerely yours,

/s/ Van Morris

Van Morris
President & CEO


ACKNOWLEDGED:

/s/ Joel F. Sussman
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CDnow, Inc.